Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2018

LAKELAND, Fla., March 1, 2019 - Publix’s sales for the three months ended Dec. 29, 2018 were $9.3 billion, a 3.8 percent increase from $8.9 billion in 2017. Comparable store sales for the three months ended Dec. 29, 2018 increased 1.1 percent.

Net earnings for the three months ended Dec. 29, 2018 were $407 million, compared to $766.6 million in 2017, a decrease of 46.9 percent. Earnings per share for the three months ended Dec. 29, 2018 decreased to $0.57 per share, down from $1.04 per share in 2017. Net earnings and earnings per share for the three months ended Dec. 29, 2018 were negatively impacted by the new accounting standard requiring equity securities be measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings. Additionally, net earnings and earnings per share for the three months ended Dec. 29, 2018 were positively impacted by the decrease in the federal statutory income tax rate from 35 percent to 21 percent effective in 2018 due to the Tax Cuts and Jobs Act of 2017 (Tax Act). Net earnings and earnings per share for the three months ended Dec. 30, 2017 were positively impacted by the one time remeasurement of deferred income taxes related to the Tax Act. Excluding the impact of the new accounting standard in 2018 and the one time remeasurement of deferred income taxes in 2017, net earnings for the three months ended Dec. 29, 2018 would have been $660.3 million, compared to $542.4 million in 2017, an increase of 21.7 percent. Earnings per share for the three months ended Dec. 29, 2018 would have been $0.92 per share, compared to $0.74 per share in 2017.

Publix’s sales for the fiscal year ended Dec. 29, 2018 were $36.1 billion, a 4.4 percent increase from $34.6 billion in 2017. Comparable store sales for the fiscal year ended Dec. 29, 2018 increased 2.1 percent.

Net earnings for the fiscal year ended Dec. 29, 2018 were $2.4 billion, compared to $2.3 billion in 2017, an increase of 3.9 percent. Earnings per share for the fiscal year ended Dec. 29, 2018 increased to $3.28 per share, up from $3.04 per share in 2017. Net earnings and earnings per share for the fiscal year ended Dec. 29, 2018 were negatively impacted by the new accounting standard. Additionally, net earnings and earnings per share for the fiscal years ended Dec. 29, 2018 and Dec. 30, 2017 were positively impacted by the Tax Act due to the decrease in the federal statutory income tax rate and the one time remeasurement of deferred income taxes, respectively. Excluding the impact of the new accounting standard in 2018 and the one time remeasurement of deferred income taxes in 2017, net earnings for the fiscal year ended Dec. 29, 2018 would have been $2.5 billion, compared to $2.1 billion in 2017, an increase of 21.8 percent. Earnings per share for the fiscal year ended Dec. 29, 2018 would have been $3.47 per share, compared to $2.74 per share in 2017.

These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective March 1, 2019, Publix’s stock price increased from $42.70 per share to $42.85 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Our fourth quarter results were impacted by an accounting rule change in 2018 and a one time adjustment due to the Tax Act in 2017. Excluding these items, our net earnings were strong in the fourth quarter,” said Publix CEO Todd Jones. “Our associates continue to provide legendary service to our customers.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal year ended Dec. 29, 2018 in accordance with U.S. generally accepted accounting principles (GAAP), the company presented net earnings and earnings per share excluding the impact of the new accounting standard requiring equity securities be measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months and fiscal year ended Dec. 29, 2018 (amounts are in millions, except per share amounts):

	Three Months Ended	Fiscal Year Ended
	Dec. 29, 2018	Dec. 29, 2018
Net earnings	$407.0	2,381.2
Fair value adjustment, due to net unrealized loss, on equity securities held at end of period	324.8	107.5
Net gain on sale of equity securities previously recognized through fair value adjustment	14.9	75.3
Income tax benefit (1)	(86.4)	(46.5)
Net earnings excluding impact of fair value adjustment	$660.3	2,517.5
Weighted average shares outstanding	717.3	726.4
Earnings per share excluding impact of fair value adjustment	$0.92	3.47

(1)	Income tax benefit is based on the company’s combined federal and state statutory income tax rates.

Publix is privately owned and operated by its more than 200,000 employees. Currently Publix has 1,213 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 22 consecutive years, and ranked No. 1 on Fortune’s inaugural “Best Big Companies” list. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###